UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2020

Dynatronics Corporation
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification Number)

1200 Trapp Rd, Eagan, Minnesota	55121
(Address of principal executive offices)	(Zip Code)

(801) 568-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	DYNT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events

On June 23, 2020, Dynatronics Corporation (“Company” or “Dynatronics”) announced its plans to close its Ooltewah, Tennessee facility and met with affected employees to inform them of this decision. The closure is expected to occur by September 30, 2020.

The closure is part of the Company’s previously announced consolidation and cost reduction initiatives. Products currently manufactured by the Company at the facility will be manufactured in the future in the Company’s New Jersey and Minnesota locations. The Company intends to enter into an agreement with a third party logistics (“3PL”) partner to provide fulfillment and distribution services and will be working closely with customers to ensure a smooth transition. The Company does not anticipate that the closing of the facility will result in significant disruption to customer delivery schedules. Dynatronics believes these actions will result in reduced costs, improved operating profitability, and provide scalability for growth.

The facility currently employs 12 people, all of whom will be terminated under a reduction in force. Dynatronics owns the facility and intends to place it for sale in the near future. Cash and non-cash expenses associated with the closure of the facility and the reduction in force are expected to be less than $500K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNATRONICS CORPORATION

Date: June 23, 2020	By:	/s/ Brian Baker
	Name:	Brian Baker
	Title:	Chief Executive Officer

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